As filed with the Securities and Exchange Commission on April 5, 2000

                                                   Registration No.  333-_______

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                           --------------------------

                                 VIDEONICS, INC.

             (Exact name of Registrant as specified in its charter)


       California                                        77-0118151
(State of incorporation)                    (I.R.S. Employer Identification No.)


                                1370 Dell Avenue
                           Campbell, California 95008
                    (Address of principal executive offices)

                           --------------------------

                               Nonstatutory Stock
                             Option Agreement dated
                     March 23, 1998 with B. Yeshwant Kamath

                            (Full title of the Plans)

                           --------------------------

                                Gary L. Williams
                             Chief Financial Officer
                                 VIDEONICS, INC.
                                1370 Dell Avenue
                           Campbell, California 95008
                                 (408) 866-8300
 (Name, address and telephone number, including area code, of agent for service)

                           --------------------------

                                                  Copy to:

                                        Jerrold F. Petruzzelli, Esq.
                                             David M. Pike, Esq.
                                       Manatt, Phelps & Phillips, LLP
                                         3030 Hansen Way, Suite 100
                                             Palo Alto, CA 94304
                                               (650) 812-1300
===========================================================================================================
                                       CALCULATION OF REGISTRATION FEE
===========================================================================================================
                                                             Proposed       Proposed
                                             Maximum         Maximum        Maximum
 Title of Securities to be                Amount to be    Offering Price    Aggregate          Amount of
       Registered                         Registered(1)     Per Share     Offering Price   Registration Fee
----------------------------------------  --------------  --------------  ---------------  ----------------
Nonstatutory Stock Option Agreement
with B. Yeshwant Kamath
    Common Stock, no par value            120,000 shares     $2.125(2)    $    255,000     $    68

                 TOTAL                    120,000 shares                  $    255,000     $    68


----------
(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under any agreement being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2) Calculated in accordance with Rule 457(h) under the Securities Act of 1933, as amended.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The  following   documents  filed  with  the  Securities  and  Exchange
Commission are hereby incorporated by reference:

         (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1999.

         (b)      Not Applicable.

         (c) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A filed with the Commission under Section 12 of the Securities Exchange Act of 1934 and declared effective on December 15, 1994, including any amendment or report filed for the purpose of updating such description.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Certain legal matters with respect to the legality of the issuance of the common stock registered hereby will be passed upon for the Registrant by Manatt, Phelps & Phillips, LLP in Palo Alto, California. As of the date of this Registration Statement, attorneys of Manatt, Phelps & Phillips, LLP beneficially own or control an aggregate of 137,000 shares of the Registrant's common stock.

Item 6.  Indemnification of Directors and Officers.

         The Registrant's Articles of Incorporation reduces the liability of a director to the corporation or its shareholders for monetary damages for breaches of his or her fiduciary duty of care to the fullest extent permissible under California law. California law provides that a corporation's articles of incorporation may eliminate or limit the personal liability of directors for monetary damages for breach of their fiduciary duties as directors, except liability for: (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) acts or omissions that a director believes to be contrary to the best interest of the corporation or its shareholders or that involve the absence of good faith on the part of the director; (iii) any transaction from which a director derived an improper personal benefit; (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders; (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders; (vi) unlawful payments of dividends or unlawful stock repurchases or redemptions, unlawful distribution of assets to shareholders or unlawful loans or guarantees to directors, officers and others; or (vii) any transaction between a director and the Company.

         The Bylaws of the Registrant further provide for indemnification of corporate agents to the maximum extent permitted by the California Corporations Code.

         In addition, the Registrant has entered into Indemnification Agreements with its officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the California Corporations Code. The indemnification agreements may require the Registrant to
(i) indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of a culpable nature; (ii) advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified; and (iii) obtain directors' and officers' insurance, if available on reasonable terms. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Registrant in which indemnification would be required or permitted. The Registrant is not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

Exhibit No.

         4.1 Registrant's Amended and Restated Articles of Incorporation dated December 19, 1994.(1)

         4.2 Registrant's Amended and Restated Bylaws as adopted by the Board of Directors on October 27, 1994.(1)

         4.3 Nonstatutory Stock Option Agreement dated March 23, 1998 by and between Registrant and B. Yeshwant Kamath.

         5.1      Opinion of Manatt, Phelps & Phillips, LLP.

         23.1     Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit
                  5.1).

-----------------------
(1) Filed as an exhibit to Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.

         23.2     Consent of PricewaterhouseCoopers LLP independent auditors.

         24.1     Power of Attorney (see page 7).

Item 9.  Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                            [Signature Pages Follow]

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Campbell, State of California, on this 5th day of April, 2000.

                                                 VIDEONICS, INC.

                                            By:  /s/  Michael L. D'Addio
                                                 -------------------------------
                                                 Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael L. D'Addio and Gary L. Williams, jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                   Signature                                   Title                                  Date
                   ---------                                   -----                                  ----
         /s/ Michael L. D'Addio                      Chairman of the Board and Chief               April 5, 2000
         ------------------------------              Executive Officer (Principal
         Michael L. D'Addio                          Executive Officer)


         /s/ Gary L. Williams                        Vice President of Finance and                 April 5, 2000
         ------------------------------              Chief Financial Officer
         Gary L. Williams                            (Principal Financial Officer and
                                                     Principal Accounting Officer)


         /s/ Mark C. Hahn                            Director                                      April 5, 2000
         ------------------------------
         Mark C. Hahn


         /s/ Carl E. Berg                            Director                                      April 5, 2000
         ------------------------------
         Carl E. Berg


         /s/ N. William Jasper, Jr.                  Director                                      April 5, 2000
         ------------------------------
         N. William Jasper, Jr.


                                INDEX TO EXHIBITS

Exhibit
Number
------

         4.1 Registrant's Amended and Restated Articles of Incorporation dated December 19, 1994.(1)

         4.2 Registrant's Amended and Restated Bylaws as adopted by the Board of Directors on October 27, 1994.(1)

         4.3 Nonstatutory Stock Option Agreement dated March 23, 1998 by and between Registrant and B. Yeshwant Kamath.

         5.1      Opinion of Manatt, Phelps & Phillips, LLP.

         23.1     Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit
                  5.1).

         23.2     Consent of PricewaterhouseCoopers LLP independent auditors.

         24.1     Power of Attorney (see page 7).






----------------------
(1) Filed as an exhibit to Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.